Exhibit 10.35

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of this 31st day of January 2024, by and between LUNDY ASSOCIATES, LLC, a California limited liability company (“Lessor”), and QUICKLOGIC CORPORATION, a Delaware corporation (“Lessee”).

R E C I T A L S:

A.    Lessor and Lessee entered into that certain AIR Standard Industrial/Commercial Multi-Tenant Lease -NET and Addendum dated as of February 13, 2019 (the “Original Lease”), as amended by that certain First Amendment to Lease dated September 23, 2020 (the “First Amendment”), that certain Second Amendment to Lease dated June 24, 2021 (the “Second Amendment”), and that certain Third Amendment to Lease dated October 24, 2023 (the “Third Amendment”, collectively with the Original Lease, the First Amendment and the Second Amendment, the “Lease”), whereby Lessor leased to Lessee, and Lessee leased from Lessor, certain premises consisting of approximately 24,164 rentable square feet (the “Premises”) located in that certain building at 2220 Lundy Ave., San Jose, California (the “Building”).

B.    Lessee has requested a sixty (60) day extension in connection with the completion of the Remedial Work (as defined in the Third Amendment), and Lessor is willing to grant such extension on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.    Recitals; Capitalized Terms. Lessor and Lessee agree that the foregoing recitals are true, correct and complete and are hereby incorporated in this Amendment. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

2.    Remedial Work Deadline. The Remedial Work Deadline (as defined in the Third Amendment) and Lessor’s right to terminate the Lease in connection therewith is hereby extended to March 31, 2024. For the avoidance of doubt, other than as amended by this Section 2, all obligations of Lessee and Lessor in Section 2 of the Third Amendment will remain in effect.

3.    Extension of Original Term. Lessor and Lessee acknowledge that the term of the Lease was set to expire on April 14, 2024. Lessor and Lessee agree that the expiration date for the original term of the Lease is hereby extended to June 14, 2024, and Lessee shall continue to pay Lessor monthly Base Rent in the amount of $35,382.24 and Lessee’s Share of Operating Expenses during such period.

4.    Extension Term. Section 3 of the Third Amendment is hereby deleted in its entirely and replaced with the following:

“Provided Lessor does not exercise its right to terminate the Lease as provided in Section 2, Lessor and Lessee agree to extend the term of the Lease for an additional three (3) years (the “Extension Term”), commencing on June 15, 2024 (the “Extension Term Commencement Date”) and expiring on June 14, 2027 (the “Expiration Date”) on the terms and conditions set forth in this Amendment.”

5.    Base Rent During Extension Term. Section 4 of the Third Amendment is hereby deleted in its entirety and replaced with the following:

“Commencing on the Extension Term Commencement Date, Base Rent for the Premises shall be as follows:

Months:	Monthly Rent:

June 15, 2024 – May 14, 2025	$30,205.00

May 15, 2025 – June 14, 2025	$0.00*

June 15, 2025 – May 14, 2026	$31,111.15

May 15, 2026 – June 14, 2026	$0.00*

June 15, 2026 – May 14, 2027	$32,044.48

May 15, 2027 – June 14, 2027	$0.00*

*So long as no event of default shall have occurred under the Lease, Lessee’s obligation to pay Base Rent shall be abated for Months 12, 24 and 36 of the Extension Term (the “Abatement Period”). Lessee shall be obligated to pay Lessee’s Share of Common Area Operating Expenses during the Abatement Period. Lessee acknowledges and agrees that the foregoing Base Rent abatement has been granted to Lessee as Lessor’s contribution towards the Remedial Work, and for Lessee agreeing to pay the rental and perform the terms and conditions otherwise required under the Lease, as amended by this Amendment. In the event of a default by Lessee under the terms of the Lease as hereby amended, Lessor shall be entitled to recover such abated Base Rent granted during the Abatement Period to the extent permitted by Section 13.3 of the Lease. All such Rent shall be payable by Lessee to Lessor in accordance with the terms of the Lease.”

6.    Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment, except Ventana Commercial Properties, Inc., who represents Lessor only. Lessee agrees to defend, indemnify and hold harmless Lessor from and against any claim for commission or finder’s fee by any entity who claims or alleges that they were retained or engaged by Lessee or at the request of Lessee in connection with this Amendment.

7.    No Waiver by Lessor. Nothing in this Amendment shall be deemed a waiver by Lessor of any provision of the Lease or any breach by Lessee, or otherwise be implied as a waiver by any failure of Lessor to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by Lessor of any provision of the Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Lessor does not and shall not be deemed to assume any liabilities of Lessee relating to the Premises or the business conducted therefrom.

8.   Lessee Representations. Lessee represents and warrants to Lessor as follows: (i) Lessee has not entered into any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease or the Premises; (ii) Lessee has no knowledge of any existing or threatened claim, demand, obligation, liability, action or cause of action arising from or in any manner connected with the Lease or the Premises by any other party; (iii) Lessee has the authority to enter into this Amendment; and (iv) Lessee has not filed a bankruptcy petition; to the knowledge of Lessee, a bankruptcy petition has not been filed against Lessee; Lessee has not made a general assignment for the benefit of creditors; and Lessee does not contemplate initiating any such filing or assignment.

9.    No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall supersede and control.

10.    Certified Access Specialist Disclosures. For purposes of Section 1938 of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). Lessor further discloses the following pursuant to Section 1938 of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs to correct violations of the construction related accessibility standards within the premises.”

Pursuant to Section 1938 of the Civil Code, upon at least thirty (30) days’ prior written notice to Lessor, Lessee shall have the right to require a CASp inspection of the Premises. If Lessee requires a CASp inspection of the Premises, then: (a) Lessor and Lessee shall mutually agree on the arrangements for the time and manner of the CASp inspection during such 30-day period; (b) the contract with the CASp inspector shall require the inspector to perform the inspection in accordance with the standard of care applicable to experts performing such inspections, and Lessor shall be an intended third party beneficiary of such contract; (c) the CASp inspection shall be conducted (i) at Lessee’s sole cost and expense, (ii) by a CASp reasonably approved in advance by Lessor, (iii) in a manner reasonably satisfactory to Lessor, and (iv) shall be addressed to, and, upon completion, promptly delivered to, Lessor and Lessee; (d) the information in the inspection shall not be disclosed by Lessee to anyone other than contractors, subcontractors, and consultants of Lessee who are retained by Lessee to complete any repairs or correct violations to the extent that Lessee has agreed to undertake such repairs or corrections or who otherwise have a need to know the information therein and who are directed not to further disclose such information; and (e) Lessee shall pay to Lessor, as and when required by Lessor, the cost of making any repairs to correct violations of the construction related accessibility standards within or relating to the Premises.

11.    Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument. The parties agree that a signed copy of this Amendment transmitted by one party to the other party(ies) by facsimile, by electronic transmission, or by an electronic signature platform (such as DocuSign) will be binding upon the sending party to the same extent as if it had delivered a signed original of this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LESSOR:		LESSEE:

LUNDY ASSOCIATES, LLC, a California		QUICKLOGIC CORPORATION, a Delaware
limited liability company		corporation

By:/s/ Don Turnquist		By:/s/ Elias Nader

Name:	Don Turnquist	Name:	Elias Nader

Title:	owner	Title:	CFO

Dated:	2/2/2024	Dated:	1/31/2024